Exhibit 10.1

[HARMAN LETTERHEAD]

August 22, 2008

Mr. Todd A. Suko
[Address Omitted]

Dear Todd:

On behalf of Harman International Industries, Incorporated (“Harman”), I would like to submit an offer to you for the position of General Counsel.  In this capacity you will report directly to me.  You will be located at our Stamford, Connecticut office.  This offer provides the following:

Start Date:  Your start date will be October 1, 2008 or an earlier date if possible.

Base Salary:  Your annual base salary will be $350,000, subject to annual review commencing on September 1, 2009, and payable in accordance with our regular payroll schedule in Stamford, CT.

Bonus:  Beginning with fiscal year 2009, you will be eligible to participate in the Management Incentive Compensation (MIC) program with a target bonus opportunity equal to 65% of your base salary and a 97.5% maximum.  This bonus program is based upon Harman’s achievement of its business plan, as well as your achievement of personal performance goals.

Stock Options:  You will receive on your start date a one-time stock option award of 25,000 shares of Harman common stock under the terms of the Plan at a per share exercise price equal to the fair market value on the grant date.  The option will vest 20% per year over five years commencing on the first anniversary of the grant date, with acceleration and other provisions as provided in the Plan and your option agreement.  You will also be eligible for a stock option grant at the next general grant, at a level commensurate with your position.

Restricted Stock:  You will receive a one-time award of 5,000 shares of restricted Harman common stock under the Plan, vesting on October 1, 2011, if you are employed by Harman on that date.

Severance:  If your employment is terminated by Harman without “Cause” within the first year of employment, you will receive one year of salary continuation and company-paid COBRA benefits during the salary continuation period.  Subject to the approval of the Compensation and Option Committee of the Board of Directors, your initial stock option grants and restricted stock award will vest upon such termination and you would have ninety (90) days thereafter within which to exercise, in accordance with the terms of the Plan, those stock options that are vested as of the Termination Date.  “Cause” is defined in Attachment A attached hereto.  Such payments will be subject to the execution by you of a release substantially in the form attached hereto as Attachment B.  Your salary continuation payments would commence on the 60th day after your termination of employment; provided, however, that if on the due date for any salary continuation payment, all revocation periods have not then expired with respect to your release, such payment will be forfeited.

Company Car:  You will have use of a company-leased automobile, with a lease payment of approximately $1,500 per month.  Harman will bear the car expenses (i.e., gasoline, insurance, car tax, repairs) associated with the business use of the company car.  You may use the company car for private purposes, however taxes imposed with respect to private usage will be borne by you.

Vacation:  You will be eligible for accrual of three (3) weeks of vacation annually, pro-rated for 2008 based on your start date.

Other Benefits:  Additional benefits, as defined by Company policy and governing plan documents, currently include medical, dental, vision, life insurance, short and long-term disability insurance, tuition reimbursement, 401(k) Retirement Savings Plan and all Company-paid holidays.  Eligibility to participate in these benefits commences thirty (30) days after your date of hire, except for the 401(k) plan under which participation is available on the first plan enrollment date following 180 days of employment.

Section 409A:  For purposes of Section 409A of the Internal Revenue Code, each salary continuation payment and Company-paid COBRA benefit will be considered one of a series of separate payments.  If at the time of your separation from service (within the meaning of Section 409A), (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by Harman from time to time) and (ii) Harman makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Harman will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the first business day after such six-month period, subject to the release requirements noted above.  To the extent that there is a material risk that any payments under this letter or any grant may result in the imposition of an additional tax to you under Section 409A, the company will reasonably cooperate with you to amend this letter and related documents such that such documents and payments thereunder comply with Section 409A without materially changing the economic value of this letter or the arrangements hereunder to either party.

The Company will, in connection with your employment, withhold from any compensation and benefits payable to you all federal, state, city and other taxes as requested by you or that the Company is required to withhold pursuant to any law or government regulation or ruling.  Harman is not hereby offering you lifetime employment or employment for a fixed or implied period of time.  Either you or Harman may terminate your employment at any time, with or without cause or notice.  The at-will nature of your employment relationship cannot be changed except in a written document signed by you and me.  Upon termination of your employment, Harman will have no further obligations to you under this letter agreement except to the extent provided under “Severance” above.

Any dispute concerning termination of your employment shall be resolved by final and binding arbitration before a neutral arbitrator.  The arbitrator shall be selected by mutual agreement or in accordance with the procedures of the American Arbitration Association and the employment arbitration rules of the American Arbitration Association shall apply.  Such arbitration shall be conducted in Stamford, Connecticut or such other location as to which you and Harman agree.  The law of Connecticut, without regard to its choice of law rules, shall govern any such dispute, and the arbitrator shall not have authority to vary or alter the terms of this letter.

You will be expected to sign the Company’s standard form of Invention and Secrecy Agreement on your start date.

Your acceptance of this offer and subsequent employment at Harman will be conditional upon Harman’s receipt of an acceptable background screening report which must be completed prior to your start date.  Upon your acceptance of this offer you will be contacted by human resources related to the background screening process.

You acknowledge and agree that your acceptance of this offer will violate no agreements or arrangements with other individuals or entities, or duties to your current employer.  Please sign and return the original of this letter.  You should retain one copy of this letter for your files.

I look forward to working with you and welcome the contributions you will bring to this outstanding company.

Best regards,

/s/ Dinesh C. Paliwal

Dinesh C. Paliwal
Chairman & Chief Executive Officer
Harman International

I accept your offer of employment and agree to the provisions stated in this letter.   I acknowledge and agree that this letter constitutes the entire agreement between Harman and me and supersedes all prior verbal or written agreements, arrangements or understandings pertaining to my offer of employment.  I understand that I am employed at will and that my employment can be terminated at any time, with or without cause, at the option of either the Company or me.

ACCEPTED AND AGREED:

/s/ Todd A. Suko	September 2, 2008
Todd A. Suko	Date

Attachment  “A”

Termination Definitions

“Cause” means:

(i)	You have been convicted of a felony; or

(ii)
You have engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to your employment duties which results in material economic harm to Harman, as determined by the Company’s Board of Directors in its reasonable discretion.

Attachment “B”

SAMPLE RELEASE (“Release”)

In consideration of the agreement by Harman International Industries, Inc. (the “Company” or “Employer”) to provide the benefits described in the above agreement between me and the Company dated __________ (the “Agreement”) and in consideration for the Company’s other promises in the Agreement and herein, I agree as follows:

1.	Release of Known and Unknown Claims by Me.

a)
I hereby release and forever discharge the Company and each of its associates, owners, stockholders, affiliates, divisions, subsidiaries, predecessors, successors, heirs, assigns, agents, directors, officers, partners, employees, representatives, and insurers (collectively, the “Company Releasees”) of and from any and all manner of action or actions, cause or causes of actions, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, which I now have or may have against the Company or any Company Releasee to the extent acting by, through, under or in concert with the Company, by reason of any matter, cause or thing whatsoever from the beginning of time to the Effective Date.  The claims released herein include, without limitation, claims arising out of, based upon, or relating to the hire, employment, remuneration or termination of my employment and any claims constituting, arising out of, based upon, or relating to any tort theory, any express or implied contract, Title VII of the Civil Rights Act of 1964, the Civil Rights of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (29 U.S.C. §§621 et seq.), the Equal Pay Act, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, and any other local, state or federal law governing the employment relationship.  Notwithstanding anything herein to the contrary, nothing herein or otherwise shall release the Company from any claims, rights or damages that I may have (i) under the Agreement or this Release; (ii) as a stockholder in the Company; or (iii) that may not be released or waived as a matter of law.

b)
I expressly acknowledge, agree and recite that (i) the release and waiver set forth in subsection 1(a) above are written in a manner I understand; (ii) in executing this Release, I am not waiving rights or claims that may arise after the date that this Release becomes effective; (iii) I am waiving rights or claims only in exchange for consideration in addition to anything to which I am otherwise entitled; (iv) I have entered into and executed this Release knowingly and voluntarily; (v) I have read and understand this Release in its entirety; and (vi) I have not been forced to sign this Release by any employee or agent of Employer.

c)
I represent and warrant that there has been no assignment or other transfer of any interest in any claims released hereunder, and I agree to indemnify and hold the Company Releasees harmless from any liability, claims, demands, damages, reasonable costs, reasonable expenses and reasonable attorney’s fees incurred by the Company Releasees as a result of any person asserting any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Company Releasees against me under this indemnity.

d)
I agree that, except for claims made to or brought by the Equal Employment Opportunity Commission (“EEOC”), if I hereafter commence, join in, or in any manner seek relief through any suit arising out of, based upon or relating to any of the claims released hereunder, or in any manner assert against the Company Releasees any of the claims released hereunder, I shall pay to the Company Releasees in addition to any other damages caused to the Company Releasees thereby, all reasonable attorneys fees incurred by the Company Releasees in defending or otherwise responding to said suit or claim.

e)	It is my intention that my execution of this Release will forever bar every claim, demand, cause of action, charge and grievance released above.

2.
Assumption of Risk.  Each of the parties fully understands that if any fact with respect to any matter covered by this Release is found hereafter to be other than, or different from, the facts now believed by any of the parties to be true, each of the parties expressly accepts and assumes the risk of such possible difference in fact and agrees that the release provisions hereof shall be and remain effective notwithstanding any such difference in fact.

3.
No Pending Actions.  I represent that I do not presently have on file any complaint, charge or claim (civil, administrative or criminal) against the Company in any court or administrative forum, or before any governmental agency or entity.  I represent that I will not hereafter file any complaints, charges or claims (civil, administrative or criminal) against the Company with any administrative, state, federal or other governmental entity, agency, board or court (except the EEOC) with respect to the claims released in Section 1 above.

4.
Proprietary and Privileged Information.  I agree and acknowledge that during the course of my employment with Company, I received confidential and/or proprietary information relating to, without limitation, Company and its subsidiaries’ and affiliates’ business and marketing strategies, finances, benefit plans, systems, products and employees.  I agree on the date upon which I sign this Release to return to the Company any and all documents, papers and material (including any of the same stored on electronic media such as diskettes or tapes) containing such confidential and/or proprietary information which has not theretofore been returned to the Company, although I may retain the laptop computer as provided in the Agreement.  I further agree that, following my signing of this Release and for so long thereafter as such information is not in the public domain through no fault of mine, I will not use or disclose any such confidential and/or proprietary information, either directly or indirectly, to or for the benefit of any other person, firm or corporation.  The provisions of this Section 4 supplement, but do not replace, my legal and other contractual obligations (if any) relating to confidential Company information.

5.
No Admission of Liability.  I understand and agree that neither the execution of this Release nor the performance of any term hereof shall constitute or be construed as an admission of any liability whatsoever by either the Company or me, as both the Company and I have consistently taken the position that it/I have no liability whatsoever to the other.

6.
Confidentiality.  The terms and conditions of this Release shall be kept confidential by the Company as well as by me; provided, that it shall not be a breach of this Release for me to present this Release under seal to any court called upon to enforce it, and, so long as such disclosure is accompanied by a warning that the recipient must keep the information confidential, it also shall not be a breach of this Release for me to disclose any part of this Release or the information contained herein to a member of my immediate family or to my legal counsel or tax or financial advisor(s); provided further, that it shall not be a breach of this Release for me to comply with a valid court order or subpoena requiring the disclosure of any information about this Release, or as otherwise required by law.

7.
Arbitration.  The parties hereby agree to submit any claim or dispute arising out of the terms of the Agreement or this Release to private and confidential arbitration by a single neutral arbitrator.  Subject to the terms of this paragraph, the arbitration proceedings shall be governed by the then current Rules of the American Arbitration Association (“AAA”) and shall be conducted in New York, N.Y., or such other location upon which Company and I agree.  The arbitrator shall be appointed by agreement of the Company and me or, if no agreement can be reached within two weeks of the matter’s first submission to the AAA, by the AAA pursuant to its Rules.  The decision of the arbitrator shall be final and binding on the Company and me, and judgment thereon may be entered in any court having jurisdiction.  All costs of the arbitration proceeding, including reasonable attorneys’ fees and witness expenses, shall be paid by the party against whom the arbitrator rules.  This arbitration procedure is intended to be the exclusive method of resolving any claim for breach of the Agreement or this Release; provided, however, that nothing in this Section 7 shall prohibit either the Company or me from requesting a court of law to issue any injunction to prohibit future breaches of Section 4 or any obligation referred to in the last sentence of Section 4.  This Release and the Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (excluding the choice of law rules thereof).

8.
Attorneys’ Fees.  If the Company or I bring an action or proceeding for breach of the Agreement or this Release or to enforce its or my rights hereunder or thereunder, the prevailing party shall be entitled to recover its costs and expenses, including court and/or arbitration costs and reasonable attorneys’ fees, if any, incurred in connection with such action.

9.
Return of Employer Property.  I represent that I have returned to the Company all Company products, samples, equipment, parts, inventory, manuals, technical information and other Company materials in my possession or under my control, except those with respect to which I have made arrangements with the Company to pick up or otherwise deliver to the Company and except as otherwise provided in the Agreement.  Company’s receipt of all such items which I am obligated to return is a condition of its obligation to provide me the benefits described in the above Agreement.

10.
Construction of Agreement and Release.  The Agreement and this Release shall be construed as a whole in accordance with their fair meaning and in accordance with the laws of the State of New York.  Neither the language of the Agreement nor that of this Release shall be construed for or against any particular party, solely by reason of authorship.  Each and every covenant, term, provision and agreement herein contained shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.  The headings used herein and in the Agreement are for reference only and shall not affect the construction of any of them.

11.
Sole Agreement.  The Agreement, this Release, and the obligations referred to in the last sentence of Section 4 above (if any), represent the sole and entire agreement between the parties and supersede all prior agreements, negotiations and discussions between the parties and/or their respective counsel with respect to the subject matters covered hereby.

12.
Severability.  In the event that any one or more of the provisions contained in the Agreement and this Release shall, for any reason, by held to be invalid, void, illegal or unenforceable in any respect, such invalidity, voidness, illegality or lack of enforceability shall not affect any other provision of the Agreement or this Release, as the case may be, and the remaining portions shall remain in full force and effect.

13.	Amendment to Agreement.

a)
Any amendment or modification of the Agreement or this Release must be made in a writing signed by me and a duly authorized representative of the Company and stating the intent of both parties to amend the Agreement or the Release, as applicable.

b)
Notices.  All notices, requests, demands and other communications hereunder must be in writing, marked “Personal and Confidential,” and shall be deemed to have been given if delivered by hand or mailed by first class, postage and registry fees prepaid, and addressed as follows:

(1)	If to Employee:	XXXXXX

(2)	If to Company:	Attn: Chief Executive Officer
Harman International Industries, Inc.

400 Atlantic Street, 15th Floor

Stamford, CT 06901

14.
Revocation; Effectiveness.  I understand that I have the right to revoke this Release within seven (7) calendar days after I sign it.  This Release will become effective and enforceable only after I have signed it and upon expiration of the seven-day revocation period with no revocation taking place (the “Effective Date”).  I understand that if I desire to revoke this Release, I must give actual, written notice of revocation to the above person at the above address before the seven-day revocation period expires.

The date indicated and my signature below acknowledge my review, understanding and full, knowing and voluntary acceptance of the terms and conditions set forth in this Release.

IN WITNESS WHEREOF, I, intending to be legally bound hereby, have executed this Release.

XXXXXXXXX (“Employee”, “me”, or “I”)	Date